Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
EVOFEM BIOSCIENCES, INC.

It is hereby certified that:
FIRST:...................The name of the corporation is Evofem Biosciences, Inc. (the “Corporation”).

SECOND:..............The Amended and Restated Certificate of Incorporation of the Corporation, as amended to date, is hereby further amended by striking out the first paragraph of Article IV in its entirety and by substituting in lieu of the following:

...........................................“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 505,000,000 shares, consisting of (a) 500,000,000 shares of Common Stock, $0.0001 par value per share (the “Common Stock”) and (b) 5,000,000 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”).”

THIRD:..................The amendment of the Amended and Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

EXECUTED, effective as of this 15th day of December, 2021.

EVOFEM BIOSCIENCES, INC.

By:	/s/ Saundra Pelletier
Saundra Pelletier President and Chief Executive Officer